Exhibit 99.1

Workhorse Group Inc. Closes $10.35 Million Public Offering of its Common Stock

By PR Newswire,  August 13, 2018, 02:47:00 PM EDT

LOVELAND, Ohio, Aug. 13, 2018 /PRNewswire/ -- Workhorse Group Inc. (NASDAQ:WKHS) ("WKHS" or "the Company"), an American technology company focused on changing the way the world works by providing sustainable and cost-effective transportation solutions, has closed its previously announced underwritten public offering of 9,000,000 shares of its common stock at a price of $1.15 per share. In addition, Workhorse has granted the underwriter a 45-day over-allotment option to purchase up to 1,350,000 additional shares of its common stock at the public offering price. All of the common stock was offered by the Company.

National Securities Corporation, a wholly owned subsidiary of National Holdings Corporation acted as sole book running manager for the offering.

The gross proceeds from the offering, excluding the exercise of the over-allotment option, were approximately $10.35 million, excluding underwriting discounts and commissions and other offering-related expenses.

Workhorse intends to use the net proceeds from the offering primarily for inventory, working capital and general corporate purposes.

The prospectus supplement relating to this offering was filed with the U.S. Securities and Exchange Commission (SEC) on August 9, 2018. Copies of the final prospectus supplement and the accompanying base prospectus relating to the offering may be obtained by request to the offices of National Securities Corporation, Attn: Marguerite Rogers, Sr. Vice President, 200 Vesey St, 25th Floor, New York, NY 10281, Telephone: (212) 417-8227; Email: prospectusrequest@nationalsecurities.com; or the on the SEC's website at http://www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale is not permitted.

About Workhorse Group Inc.

Workhorse is a technology company focused on providing electric mobility solutions to the transportation sector. As an American original equipment manufacturer, we design and build high performance battery-electric vehicles including trucks and aircraft. We also develop cloud-based, real-time telematics performance monitoring systems that are fully integrated with our vehicles and enable fleet operators to optimize energy and route efficiency. All Workhorse vehicles are designed to make the movement of people and goods more efficient and less harmful to the environment. For additional information, visit www.workhorse.com.

Cautionary Note on Forward-Looking Statements

This press release contains "forward-looking statements," as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as "expects," "plans," "projects," "will," "may," "anticipate," "believes," "should," "intends," "estimates," and other words of similar meaning.   Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release and are advised to consider the factors listed above together with the additional factors under the heading "Forward-Looking Statements" and "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2017, as may be supplemented or amended by the Company's Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations Contact:

Matt Glover and Tom Colton
Liolios
(949) 574-3860
WKHS@liolios.com

Workhorse Media:

Ryan Hallett
ryan.hallett@grey.com
(212) 546-2598